EXHIBIT 99.1

Thursday, November 21, 2024

Contact:	Jason Long Chief Financial Officer and Secretary (804) 843-2360

C&F Financial Corporation

Announces Quarterly Dividend

Toano, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) (the Corporation) has declared a regular cash dividend of 44 cents per share, which is payable January 1, 2025 to shareholders of record on December 13, 2024.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F

C&F Bank operates 32 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, North Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.